Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Tyco International, Ltd.:

We have audited the accompanying combined balance sheets of Earth Tech (the “Company”), a division of Tyco International, Ltd. (“Tyco” or “Parent”) as described in Note 1 to the combined financial statements, as of September 28, 2007, September 29, 2006, and September 30, 2005, and the related combined statements of operations, parent company equity (deficit) and comprehensive income (loss), and cash flows for the years then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respect, the combined financial position of the Company as of September 28, 2007, September 29, 2006, and September 30, 2005, and the results of its combined operations and its combined cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying combined financial statements have been prepared from the separate records maintained by Tyco and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred if the Company had been operated as an unaffiliated company. Certain expenses represent allocation of costs from Tyco.

As discussed in Notes 2 and 13 to the accompanying combined financial statements, the Company adopted Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, on October 1, 2005.

As discussed in Note 11 to the accompanying combined financial statements, the Company adopted the recognition and disclosure provisions of Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), on September 28, 2007.

July 3, 2008

EARTH TECH

COMBINED BALANCE SHEETS

AS OF SEPTEMBER 28, 2007, SEPTEMBER 29, 2006, AND SEPTEMBER 30, 2005

(Dollars in millions)

	2007	2006	2005
ASSETS

CURRENT ASSETS:
Cash	$30.6	$40.7	$72.4
Accounts receivable — net	322.5	304.0	310.0
Due from Tyco and affiliates	310.8	307.3
Other current assets	51.1	60.2	39.9

Total current assets	715.0	712.2	422.3

PROPERTY, EQUIPMENT, AND IMPROVEMENTS:
Land	0.7	0.7	0.7
Buildings and improvements	33.3	31.8	31.1
Machinery and equipment	91.1	84.6	82.9
Construction in progress	7.5	6.6	1.7
Less accumulated depreciation	(87.3)	(76.1)	(78.0)

Total property, equipment, and improvements — net	45.3	47.6	38.4

INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	96.8	87.5	70.8

INVESTMENTS IN SALES-TYPE LEASES	41.0	46.8	34.6

PRODUCTIVE ASSETS — Net	146.8	95.6	69.0

OTHER ASSETS	67.1	75.1	64.1

TOTAL	$1,112.0	$1,064.8	$699.2

(Continued)

EARTH TECH

COMBINED BALANCE SHEETS

AS OF SEPTEMBER 28, 2007, SEPTEMBER 29, 2006, AND SEPTEMBER 30, 2005

(Dollars in millions)

	2007	2006	2005
LIABILITIES AND PARENT COMPANY EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$148.5	$128.7	$121.3
Accrued expenses	85.0	85.4	85.5
Deferred revenue on uncompleted contracts	53.0	57.5	56.6
Due to Tyco and affiliates			304.7
Other current liabilities	65.0	56.0	59.1

Total current liabilities	351.5	327.6	627.2

LONG-TERM DEBT	17.5	18.5	15.4

LONG-TERM DEFERRED REVENUE ON UNCOMPLETED CONTRACTS	85.6	62.5	28.1

OTHER LIABILITIES	50.2	63.7	34.6

Total liabilities	504.8	472.3	705.3

COMMITMENTS AND CONTINGENCIES (Note 9)

MINORITY INTEREST	30.1	23.6	21.1

PARENT COMPANY EQUITY (DEFICIT):
Parent company investment	589.1	585.1	(10.4)
Accumulated other comprehensive loss	(12.0)	(16.2)	(16.8)

Total Parent company equity (deficit)	577.1	568.9	(27.2)

TOTAL	$1,112.0	$1,064.8	$699.2

See notes to combined financial statements.	(Concluded)

EARTH TECH

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 28, 2007, SEPTEMBER 29, 2006,

AND SEPTEMBER 30, 2005

(Dollars in millions)

	2007	2006	2005

REVENUE — Including related-party revenue of $6.7, $22.4, and $12.9, respectively	$1,174.1	$1,209.8	$1,263.4

COST OF REVENUES — Including related-party costs of $2.9, $4.2, and $7.5, respectively	1,001.6	1,050.9	1,114.3

GROSS PROFIT	172.5	158.9	149.1

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	152.5	134.7	151.1
EQUITY EARNINGS	(14.3)	(19.9)	(21.3)
CHARGES AND ALLOCATIONS FROM TYCO AND AFFILIATES	20.6	16.3	20.1
OTHER EXPENSE (INCOME) — net	4.5	0.7	(0.1)

OPERATING INCOME (LOSS)	9.2	27.1	(0.7)

INTEREST EXPENSE — Net of interest income of $0.4, $2.0, and $4.7, respectively	5.0	2.3	0.7

RELATED-PARTY INTEREST (INCOME) EXPENSE — net of interest expense (income) of $12.1, ($65.6), and ($37.2), respectively	(14.3)	23.0	19.3

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FROM INCOME TAXES AND MINORITY INTEREST	18.5	1.8	(20.7)

INCOME TAX PROVISION (BENEFIT)	11.5	(11.4)	(11.0)

MINORITY INTEREST — Net of tax benefit of $0.3, $0.7, and $0.5, respectively	0.8	1.2	0.9

NET INCOME (LOSS)	$6.2	$12.0	$(10.6)

See notes to combined financial statements.

EARTH TECH

COMBINED STATEMENTS OF PARENT COMPANY EQUITY (DEFICIT)

AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED SEPTEMBER 28, 2007, SEPTEMBER 29, 2006,

AND SEPTEMBER 30, 2005

(Dollars in millions)

			Total
		Accumulated	Parent
	Parent	Other	Company
	Company	Comprehensive	Equity	Comprehensive
	Investment	Loss	(Deficit)	Income (Loss)

BALANCE — September 18, 2004	$21.9	$(16.3)	$5.6

Net capital distribution to Parent	(21.7)		(21.7)

Net loss	(10.6)		(10.6)	$(10.6)

Currency translation adjustment		(2.4)	(2.4)	(2.4)

Minimum pension liability — net of tax of $0.8		1.9	1.9	1.9

BALANCE — September 30, 2005	(10.4)	(16.8)	(27.2)	$(11.1)

Net capital contribution from Parent	583.5		583.5

Net income	12.0		12.0	$12.0

Currency translation adjustment		(0.9)	(0.9)	(0.9)

Minimum pension liability — net of tax of $0.6		1.5	1.5	1.5

BALANCE — September 29, 2006	585.1	(16.2)	568.9	$12.6

Net capital distribution to Parent	(2.2)		(2.2)

Net income	6.2		6.2	$6.2

Currency translation adjustment		4.5	4.5	4.5

Minimum pension liability — net of tax of $3.7		7.2	7.2	7.2

Adjustment to adopt FASB Statement No. 158 — net of tax of $3.6		(7.5)	(7.5)	(7.5)

BALANCE — September 28, 2007	$589.1	$(12.0)	$577.1	$10.4

See notes to combined financial statements.

EARTH TECH

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 28, 2007, SEPTEMBER 29, 2006,

AND SEPTEMBER 30, 2005

(Dollars in millions)

	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6.2	$12.0	$(10.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22.8	11.7	15.4
Bad debt expense	3.3	1.8	3.9
(Gain) loss on sale of property, equipment, and improvements		(0.5)	0.4
Equity earnings	(14.3)	(19.9)	(21.3)
Gain on divestiture	(1.1)
Loss on asset impairment	0.3		2.2
Minority interest expense	0.8	1.2	0.9
Deferred income taxes	10.5	(9.9)	0.5
Return on equity investment	5.4	19.0	14.8
Changes in operating assets and liabilities — net of effects from acquisition of businesses:
(Increase) decrease in accounts receivable	(7.8)	8.7	54.6
Decrease in investments in sales-type leases	5.4	9.2	3.6
Increase in other current assets	(0.3)	(2.2)	(0.5)
Decrease in other assets	1.1	4.2	1.2
Increase (decrease) in accounts payable	11.9	(2.2)	(29.3)
(Decrease) increase in accrued expenses	(3.1)		2.7
(Decrease) increase in other current liabilities	(0.7)	(13.2)	30.4
Increase in deferred revenue on uncompleted contracts	15.8	32.6	48.6
Increase (decrease) in other liabilities		2.2	(0.9)

Net cash provided by operating activities	56.2	54.7	116.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for productive assets	(50.4)	(49.2)	(42.2)
Purchase of property, equipment, and improvements	(14.7)	(12.9)	(12.4)
Proceeds from divestiture of assets and liabilities	2.2
Proceeds from sale of property, equipment, and improvements	0.2	1.5	0.6
Net intercompany funding to parent	(9.0)	(31.5)	(31.4)
(Increase) decrease in restricted cash	(2.9)	(0.7)	6.5
Return of investment in joint venture	0.2	0.6	0.4

Net cash used in investing activities	(74.4)	(92.2)	(78.5)

(Continued)

EARTH TECH

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 28, 2007, SEPTEMBER 29, 2006,

AND SEPTEMBER 30, 2005

(Dollars in millions)

	2007	2006	2005

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	3.3	15.6	23.7
Payments on long-term debt	(1.6)	(12.4)	(43.4)
Distributions to and from minority shareholders	4.0		7.8

Net cash used in financing activities	5.7	3.2	(11.9)

EFFECT OF CURRENCY TRANSLATION ON CASH	2.4	2.6	(1.8)

(DECREASE) INCREASE IN CASH	(10.1)	(31.7)	24.4

CASH — Beginning of year	40.7	72.4	48.0

CASH — End of year	$30.6	$40.7	$72.4

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION — Cash paid during the year for:
Interest	$13.1	$93.1	$61.9

Taxes	$10.9	$6.8	$4.8

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property, equipment, and improvement purchases in accounts payable	$2.7	$4.6	$1.2

Productive assets purchases in accounts payable	$1.0	$0.6	$2.5

Investment subject to note payable	$—	$14.4	$—

Transfer of productive assets to investments in sales-type leases	$—	$21.4	$—

Equipment acquired under capital lease	$0.5	$—	$—

See notes to combined financial statements.	(Concluded)

EARTH TECH

NOTES TO COMBINED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED SEPTEMBER 28, 2007, SEPTEMBER 29, 2006, AND
SEPTEMBER 30, 2005

1.      DESCRIPTION OF BUSINESS

Earth Tech (the “Company”) is comprised of a number of entities that are affiliated through common ownership (see Note 2). Earth Tech, Inc., the primary U.S. entity, which manages the Earth Tech group, was established in 1970. The Company was subsequently acquired in 1996 by Tyco International, Ltd. (“Tyco” or the “Parent”), a Bermuda company that is publicly traded on the New York and Bermuda stock exchanges.

The Company’s principal services involve the treatment and handling of water, wastewater, and hazardous waste. The Company also provides infrastructure and transportation design and construction services for institutional, civic, commercial, and industrial customers; design, construction management, project financing, and facility operating services for water and wastewater treatment facilities for municipal and industrial customers; and transportation engineering and consulting. The Company operates through a network of offices in North America, Europe, South America, and the Asia-Pacific region and competes with a number of international, national, regional, and local companies on the basis of price and the breadth and quality of services.

2.      BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Consolidation — The combined financial statements include the accounts and transactions of the following legal entities and their respective 100% owned subsidiaries:

	Country of
Legal Entity	Incorporation	Ownership

Earth Tech, Inc. — Beijing Rep Office	China	100
Earth Tech (Canada) Inc.	Canada	100
Earth Tech (Infrastructure) Inc.	USA	100
Earth Tech Mexican Holdings, S.A. de C.V	Mexico	100
Earth Tech Hungary KFT	Hungary	100
Earth Tech, Inc.	USA	100
Qinhuangdao Pacific Water Company Limited	China	80
International Quality & Environmental Services LLC	USA	100
J Muller International	USA	100
Earth Tech CZ s.r.o.	Czech	100
Professional Registrar Organization, Inc.	USA	100
Earth Tech Environment & Infrastructure Inc.	USA	100
Earth Tech Management Consulting Service (Beijing) Company Limited	China	100
Talisman Partners, Ltd.	USA	100
TAMS Consultants, Inc.	USA	100
Tianjin Earth Tech Jieyuan Water Co., Ltd.	China	52
Tyco Tech Holdings Ireland	Ireland	100
Tyco Tech Limited	UK	100
Nordic Water Products AB	Sweden	100
Waterlink Sweden	Sweden	100
Water and Power Technologies, Inc.	USA	100
Guangzhou Xilang Wastewater Treatment Company Limited	China	67
MEVA Umwelttechnologie GmbH	Germany	100
Earth Tech Umwelttechnick GmbH	Germany	100

Intercompany transactions have been eliminated.

In addition to the legal entities listed above, the combined financial statements include certain of the assets, liabilities, revenues, expenses, and cash flows of the consulting and engineering business of Earth Tech Engineering Pty. Limited (an Australian legal entity) and Earth Tech Klartechnik GmbH (German legal entities). These combined financial statements exclude the assets, liabilities, revenues, expenses, and cash flows associated with a design/build project within Earth Tech (Infrastructure) Inc., 91st Avenue Wastewater Treatment Plant.

The combined financial statements have been prepared in United States (“U.S.”) dollars and in accordance with accounting principles generally accepted in the United States of America. The Company consolidates variable interest entities (“VIEs”) in which the Company bears a majority of the risk related to the entities’ potential losses or stands to gain from a majority of the entities’ expected returns and has accordingly determined it is the primary beneficiary. These financial statements present the combined financial position, results of operations, and cash flows of the Company as a subsidiary of the Parent and include allocations of expenses by the Parent and related-party transactions. The combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity. See Note 12 for detail on allocation of expenses.

Change in Fiscal Year — In September 2004, the Company changed its fiscal year end to a “52-53 week” year ending on the last Friday of September. Starting in fiscal year 2006, 52-week fiscal years will have quarterly periods 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will be 14 weeks in length, with the first such occurrence taking place in fiscal year 2011. As a result of this change, the fiscal year 2005 figures presented in the combined financial statements and related footnotes include 54 weeks of activity, covering a period from September 18, 2004 to September 30, 2005. The additional week of activity in fiscal year 2005 resulted primarily in additional assets of approximately $63.1 million and an increase in operating income of approximately $1.4 million. The change was made to align the Company’s fiscal year end with Tyco’s fiscal year end.

Use of Estimates — The Company makes certain estimates and assumptions in preparing the combined financial statements in accordance with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses for the periods presented. Significant estimates in these combined financial statements include estimated costs to complete long-term fixed-price and nonfixed-price contracts, allowance for doubtful accounts, estimates of future cash flows associated with long-lived assets, fair value of long-lived assets, and deferred income taxes. Actual results may differ from these estimates.

Revenue Accounting for Contracts — In accounting for construction, engineering, design, or similar services, the Company follows the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In applying the percentage-of-completion method, revenue is recognized as costs are incurred. Under this method for revenue recognition, the Company estimates the progress towards completion to determine the amount of revenue and profit to recognize on contracts.

The Company generally utilizes a cost-to-cost approach in applying the percentage-of-completion method, under which revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Billing practices for percentage-of-completion contracts are governed by the contract terms, based upon costs incurred, achievement of milestones, or agreed-upon schedules. Billings do not necessarily correlate with revenue recognized under the percentage-of-completion method of accounting. Billings in excess of recognized revenue are recorded as deferred revenue on uncompleted contracts. When billings are less than recognized revenue, the difference is recorded in unbilled costs, included in accounts receivable in the accompanying combined balance sheets.

Due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates. If estimated total costs on any contract indicate a loss, the Company charges the entire estimated loss to operations in the period the loss first becomes known. In limited circumstances, the Company may use the completed-contract method for specific contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make the estimates doubtful. The completed-contract method is also used for the design/build deliverable of a design/build/finance/operate (DBFO) multiple-element arrangement.

In 2000, the Company obtained an insurance policy to address the risk and uncertainty associated with a U.S. environmental remediation project. The policy provides for recovery of 90% of remediation costs that exceed $2.4 million with a maximum recovery of $4.5 million. Costs on this project are expensed as incurred and are included in cost of revenues in the accompanying combined statements of operations. Insurance receivables are included in other current and noncurrent assets in the accompanying combined balance sheets at September 28, 2007, September 29, 2006, and September 30, 2005, and totaled $0.8 million, $1.4 million, and $2.0 million, respectively.

In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of its customers. These costs are passed through to customers and are included in the Company’s revenue and cost of revenues when it is their responsibility to procure or manage such costs.

Change Orders and Claims — Change orders are modifications of an original contract that could effectively change the provisions of the contract. Change orders typically result from changes in specifications or design, manner of performance, facilities, equipment, materials, sites, or period of completion of the work. Change orders are typically documented and the terms of such change orders are agreed upon with the customer before the work is performed. Sometimes circumstances require that work progress without customer agreement before the work is performed. Claims are amounts in excess of agreed contract price that the Company seeks to collect from its customers or others for customer-caused delays, errors in specifications or designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Costs related to change orders and claims are recognized when they are incurred. The Company typically records revenue related to change orders and claims in total estimated revenue when the change order is approved and the claim is settled between both parties. In accordance with SOP 81-1, in certain instances the Company records contract revenue related to claims only if it is probable that the claim will result in additional contract revenue and if the amount can be reasonably estimated. If both criteria are met, the Company records revenue only to the extent that contract costs relating to the claim have been incurred.

Operating and Maintenance Service Contracts — The Company has entered into a number of arrangements to provide operational, technical, and maintenance services (“O&M”) to industrial and municipal customers with water, wastewater, and groundwater treatment facilities globally. The majority of the O&M services relate to lump-sum, long-term contracts that provide the customer with labor, repairs and maintenance, procurement, and other administrative services of operating the facility. The Company recognizes revenue for these arrangements in accordance with Staff Accounting Bulletin (SAB) Topic 13, Revenue Recognition. Accordingly, the Company principally recognizes the total contract revenue ratably over the contract period unless it is determined that revenue is earned in a different pattern.

Multiple-Element Arrangements — The Company enters into a number of arrangements where the Company is engaged as the primary contractor for the construction of an asset (typically a water or wastewater treatment plant) and, at or around the same time, also enters into an O&M contract with the ultimate plant owner to provide postconstruction service for that asset. These multiple-element arrangements are referred to as design/build/operate (DBO) contracts. The Company follows the provisions in Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, to account for the separate deliverables within the arrangements. Prior to June 15, 2003, the effective date of EITF Issue No. 00-21, the Company accounted for the separate values of the deliverables by reference to the stated contract terms for these arrangements, which typically provided a clear separation between the values of each deliverable. In most instances, the Company determined stated contract values were representative of fair value of each of the deliverables within the DBO arrangements. For arrangements entered into subsequent to the effective date of EITF Issue No. 00-21, fair value of the separate deliverables is based on vendor-specific objective evidence (VSOE). The Company accounts for the design/build component under the accounting model outlined in SOP 81-1 while the O&M portion of the arrangement is accounted for under the principals of SAB Topic 13. In situations where VSOE cannot be obtained, the Company accounts for the entire arrangement as a single unit of accounting with revenues and costs associated with the design/build phase of the contract amortized over the term of the operations period.

The Company enters into DBFO arrangements, which include the financing of the constructed asset, typically over the period O&M services are provided. In these DBFO arrangements where title to the asset remains with the Company during the contract period, the Company accounts for the arrangements under the guidance set forth in Financial Accounting Standards Board (FASB) Statement No. 13, Accounting for Leases, and EITF Issue No. 01-8, Determining Whether an Arrangement Contains a Lease, where the constructed assets are considered leased assets with the Company acting as the lessor. The Company evaluates the leases for appropriate treatment based on the guidance of FASB Statement No. 13 and accounts for the lease accordingly based on the determined lease classification. Lease inception is typically viewed as occurring when asset construction is complete and the operations period has begun. Accordingly, asset construction costs are capitalized to productive assets and recognized along with related revenue when construction is complete. The allocation of customer payments between principal pay-back, interest pertaining to the financing of the constructed asset, and payments for O&M services is based upon an arrangement’s determination of the fair value of each, which is generally determined to be stated contract values.

Use of Joint Ventures — As is common to the industry, the Company executes certain contracts jointly with third parties through various forms of joint ventures, including partnership and corporate joint ventures. In accordance with the provisions of FASB Interpretation (FIN) No. 46(R), Consolidation of Variable Interest Entities, the Company has analyzed its significant joint ventures and has classified them into two groups: the first group consists of those VIEs for which the Company is the primary beneficiary of the VIEs’ expected residual returns or losses; the second group consists of those VIEs for which the Company is not the primary beneficiary of the VIEs’ expected residual returns or losses. VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the VIEs’ expected losses, receive a majority of the VIEs’ expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. In accordance with FIN No. 46(R), the Company consolidates all VIEs for which it is the primary beneficiary.

The Company generally determines whether it is the primary beneficiary of a VIE by performing a qualitative analysis of the VIE that includes a review of, among other factors, its capital structure, contractual terms, which interests create or absorb variability, related-party relationships, and the design of the VIE.

When the Company does not have a controlling financial interest in an entity but exerts significant influence over the entity’s operating and financial policies, the Company accounts for its investment in accordance with the equity method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. In applying APB Opinion No. 18, the Company typically records its share of the joint ventures’ earnings and losses based on the percentage equity interest in the joint ventures owned by the Company. In certain arrangements, when a joint venture agreement designates allocations among the investors of profits and losses, costs and expenses, distributions from operations or distributions upon liquidation that are different from ownership percentages, the substance of these agreements is considered in determining how an increase or decrease in net assets of the joint venture will affect cash payments to the Company over the life of the joint venture and upon its liquidation and, accordingly, in the amount of the joint ventures’ earnings and losses recorded by the Company.

Productive Assets — Productive assets represent internally constructed assets used in the delivery of services associated with the treatment and handling of water and wastewater.

Productive Assets — Held For Lease — Productive assets — held for lease include amounts expended to design and build assets leased to customers.  Such assets are accounted for as either operating leases or sales-type leases in accordance with FASB Statement No. 13.  Productive assets held for lease for which title has been retained are typically leased to customers under operating leases and are recorded at cost, net of depreciation. Productive assets held for lease also includes capitalized costs related to assets for which construction is in progress in relation to DBFO contracts. Upon completion of the Company’s design and build services, such assets are typically accounted for as investments in sales-type leases.

Productive Assets — Deferred Costs on Uncompleted Contracts — Productive assets — deferred costs on uncompleted contracts include amounts expended to design and build assets currently in service, for which title has transferred to a customer, under DBO contracts. These arrangements are accounted for as a single unit of accounting due to the inability to obtain VSOE of fair value in accordance with the provisions of EITF Issue No. 00-21.

Deferred Revenue on Uncompleted Contracts — Deferred revenue on uncompleted contracts includes billings in excess of recognized revenue. Long-term deferred revenue on uncompleted contracts represents revenue associated with the design and build phase of DBO contracts accounted for as a single unit of accounting due to the inability to obtain VSOE of fair value of the separate deliverables within the arrangements in accordance with the provisions of EITF Issue No. 00-21.

Cash — Cash includes cash on hand and cash in banks.

The Company participates in the centralized cash management system of Tyco where cash receipts are transferred to and cash disbursements are funded by Tyco, principally on a daily basis. These advances are subject to the terms of various cash management and loan agreements between the Company and the Parent. The amount of cash reported by the Company represents amounts held outside of the cash management system. Negative cash positions at September 28, 2007, September 29, 2006, and September 30, 2005, of $19.1 million, $14.7 million, and $12.4 million, respectively, are classified as other current liabilities in the accompanying combined balance sheets.

On occasion, the Company is required to post cash collateral to secure obligations related to various construction projects and other legal obligations. The amount of associated restricted cash was $5.9 million, $3.0 million, and $2.3 million at September 28, 2007, September 29, 2006, and September 30, 2005, respectively. Such restricted cash is primarily related to international warranty and debt reserve obligations on existing projects or bids for potential projects. Due to the long-term nature of these projects, principally all of the Company’s restricted cash is classified as a noncurrent asset, included in other assets in the accompanying combined balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s principal asset is accounts receivable, and substantially all customers are provided trade credit. For the years ended September 28, 2007, September 29, 2006, and September 30, 2005, approximately 8.0%, 10.8%, and 10.7% of the accounts receivable balance was due from various agencies of the United States government, respectively. Concentrations of credit risk associated with the remaining accounts receivable are limited due to the large number of organizations comprising the Company’s customer base, their geographic dispersion, and the credit evaluation process.

The accounts receivable amounts reflected in the accompanying combined balance sheets include billed receivables, unbilled costs, and an allowance for doubtful accounts. Unbilled costs represent costs and amounts earned and reimbursable under contracts in progress as of the date of the combined balance sheets but not yet billed to customers. Such amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones, or completion of the project. The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts, and other currently available evidence.

In accordance with the terms of certain long-term contracts, customers may be permitted to withhold between 5% and 10% of such billings until completion and acceptance of the contracts. The amounts withheld are referred to as retentions. Final payment of all such amounts withheld might not be received within a one-year period. As a result, retentions have been included in other assets in the combined balance sheets and comprise $14.8 million, $16.2 million, and $19.0 million, net of allowance of $3.7 million, $5.5 million, and $4.3 million as of September 28, 2007, September 29, 2006, and September 30, 2005, respectively. It is not practicable to estimate when the amounts of retainage are expected to be collected.

Property, Equipment, and Improvements — Property, equipment, and improvements are carried at historical cost in the combined balance sheets and shown net of accumulated depreciation. Depreciation and amortization are computed by using the straight-line method over the estimated useful life of the asset. Amortization for leased assets is recorded over the shorter of the lease life or the estimated useful life of the asset. The cost of leasehold improvements is amortized using the straight-line method over the shorter of remaining term of lease or the useful life of the leasehold improvement. Upon retirement or other disposition of property, equipment, or improvements, the cost and any related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings. Significant additions and improvements are capitalized. Maintenance and repairs, as well as improvements of minor amounts, are recorded to expense in the current period.

Estimated useful lives are as follows:

Buildings and improvements	10—40 years
Machinery and equipment	2—20 years

Impairment of Long-Lived Assets — The Company reviews long-lived assets, including intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. When it is probable that the undiscounted expected future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value.

Translation of Foreign Currency — For the Company’s operations that account in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars at year-end exchange rates while revenues and expenses are translated at the average exchange rates in effect during the year. Transactions involving currencies other than the U.S. dollar are recovered at the rate of exchange prevailing at the time the transactions are made. Foreign currency translation gains and losses are reflected within Parent company equity (deficit) and as a component of accumulated other comprehensive loss. Gains and losses arising from foreign currency transactions are reflected in other expenses (income) in the combined statements of operations. The Company does not operate in any highly inflationary environments.

Income Taxes — In determining income (loss) for financial statement purposes, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, included in both other current assets and other assets in the accompanying combined balance sheets, which arise from temporary differences between tax and financial statement recognition of revenue and expense.

In evaluating the ability to recover deferred tax assets, the Company considers all available positive and negative evidence including past operating results, the existence of cumulative losses in the most recent years, and the forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future state, federal, and international pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying businesses.

The Company currently has recorded significant valuation allowances that it intends to maintain until it is more likely than not the deferred tax assets will be realized. The income tax expense recorded in the future will be reduced to the extent of decreases in valuation allowances. The realization of remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including, but not limited to, any future restructuring activities may require that the Company record an additional valuation allowance against deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on future earnings. If a change in a valuation allowance occurs, which was established in connection with an acquisition, such adjustment may impact goodwill rather than the income tax provision.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on the Company’s results of combined financial position, results of operations, and cash flows.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on an estimate of whether, and to the extent to which it is probable that, additional taxes will be due and such amounts are reasonably estimable. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. If the estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition.

Fair Value of Financial Instruments — As defined by FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, the Company’s financial instruments include transactions with the Parent and related parties included within Parent company equity (deficit) and amounts due from (to) Tyco and affiliates in the accompanying combined balance sheets. Management is not able to practically estimate the fair value of these transactions with the Parent and related parties due to the related-party nature of these balances.

Additional financial instruments include accounts receivable and other amounts arising out of normal contract activities, including retentions that may be settled beyond one year, accounts payable, accrued expenses, and long-term debt, including capital lease obligations, approximate fair value at September 28, 2007, September 29, 2006, and September 30, 2005.

Parent Company Investment and Amounts Due From (To) Tyco and Affiliates — The net cash activity associated with the Parent, which includes the activity associated with the cash management system, is recorded as a net capital contribution from or distribution to the Parent in the combined statements of Parent company equity (deficit) and comprehensive income (loss) and in amounts due from (to) Tyco and affiliates in the combined balance sheets. The net cash activity with the Parent was recorded as a net capital distribution to the Parent and amounted to $9.0 million, $31.5 million, and $31.4 million for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, respectively. In addition, the amounts due from (to) Tyco and affiliates include the noncash expenses allocated from the Parent that are discussed in Note 12. Net interest earned or paid on advances between Tyco and the Company is reflected in the accompanying combined statements of operations.

Stock-Based Compensation — Effective October 1, 2005, Tyco and the Company adopted FASB Statement No. 123(R), Share-Based Payment, which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the combined financial statements based on fair value. FASB Statement No. 123(R) revises FASB Statement No. 123, as amended, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company adopted FASB Statement No. 123(R) using the modified prospective application transition method. Under this method, compensation cost is recognized for the unvested portion of share-based payments granted prior to October 1, 2005, and all share-based payments granted subsequent to September 30, 2005, over the related vesting period. Prior to October 1, 2005, the Company applied the intrinsic-value-based method prescribed in APB Opinion No. 25 in accounting for employee stock-based compensation. Prior-period results have not been restated upon the adoption of FASB Statement No. 123(R). Due to the adoption of FASB Statement No. 123(R), the Company’s combined results from continuing operations for 2006 include incremental share-based compensation expense totaling $3.3 million.

Accrued Expenses — Accrued expenses consist of accrued salaries and wages, vacations, legal and audit fees, insurance, bonus, taxes, and other accruals. Accrued vacations and holidays were $17.8 million, $18.3 million, and $18.8 million at September 28, 2007, September 29, 2006, and September 30, 2005, respectively.

FCPA Matters — In connection with the Company’s operations in Germany, in 2005 and 2006 the Company engaged in reviews of the internal controls and legal compliance procedures within the finance and accounting departments of Earth Tech Klartechnik GmbH (BUT). The Company’s internal investigations revealed that certain payments made by a subcontractor for a third-party investor partner in a joint venture in which BUT was a party may have been made in violation of the Foreign Corrupt Practices Act (FCPA). Although the recipients of the payments could not be ascertained, management has nevertheless dissolved its relationship with the joint venture and third-party investor to said joint venture, improved its internal controls, voluntarily reported these potential violations to the Securities and Exchange Commission and the United States Department of Justice, and has continued to cooperate fully with these agencies regarding these matters.

Summary of Significant Recent Accounting Pronouncements — In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 was effective for the Company in the first quarter of 2008, and its adoption did not have a material impact on the results of the Company’s combined financial position, results of operations, and cash flows.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which enhances existing guidance for measuring assets and liabilities at fair value. FASB Statement No. 157 defines fair value and expands disclosures about fair value measurements. FASB Statement No. 157 is effective for the Company beginning in fiscal year 2009. The Company is currently assessing the impact, if any, that FASB Statement No. 157 will have on the results of its combined financial position, results of operations, and cash flows.

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R). FASB Statement No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income (loss), net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under FASB Statement No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company presently uses a measurement date of August 31. FASB Statement No. 158 also requires additional disclosure in the notes to the combined financial statements. The recognition provisions of FASB Statement No. 158 were effective at the end of fiscal year 2007, while the measurement date provisions become effective in fiscal year 2009. The Company adopted the recognition and disclosure provisions of FASB Statement No. 158 as of September 28, 2007. The Company recognized a net $7.5 million liability through a reduction in total parent company equity (deficit).

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. FASB Statement No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. FASB Statement No. 159 is effective for the Company in the first quarter of fiscal year 2009. The Company is currently assessing the impact that FASB Statement No. 159 will have on the results of its combined financial position, results of operations, and cash flows.

In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF Issue No. 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units, and outstanding equity share options charged to retained earnings as an increase in common stock. The amount recognized in common stock should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF Issue No. 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified, share-based payment awards that are declared in fiscal years beginning on February 1, 2008. The Company is currently assessing the impact, if any, that EITF Issue No. 06-11 will have on the results of its combined financial position, results of operations, and cash flows.

In December 2007, the FASB issued FASB Statement No. 141R, Business Combinations. FASB Statement No. 141R retains the fundamental requirements in FASB Statement No. 141 that the acquisition method of accounting (which FASB Statement No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. FASB Statement No. 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. FASB Statement No. 141R is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact, if any, that FASB Statement No. 141R will have on the results of its combined financial position, results of operations, and cash flows.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. This statement amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FASB Statement No. 160 is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact, if any, that FASB Statement No. 160 will have on the results of its combined financial position, results of operations, and cash flows.

In December 2007, the FASB ratified the EITF consensus on EITF Issue No 07-1, Accounting for Collaborative Arrangements, which discusses how parties to a collaborative arrangement (which does not establish a legal entity within such arrangement) should account for various activities. The consensus indicates that costs incurred and revenues generated from transactions with third parties (i.e., parties outside of the collaborative arrangement) should be reported by the collaborators on the respective line items in their income statements pursuant to EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent. Additionally, the consensus provides that income statement characterization of payments between the participation in a collaborative arrangement should be based upon existing authoritative pronouncements; analogy to such pronouncements if not within their scope; or a reasonable, rational, and consistently applied accounting policy election. EITF Issue No. 07-1 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2008, and is to be applied retrospectively to all periods presented for collaborative arrangements existing as of the date of adoption. The Company is currently assessing the impact, if any, that EITF Issue No. 07-1 will have on the results of its combined financial position, results of operations, and cash flows.

3.      INVESTMENTS IN JOINT VENTURES AND VIES

As is common to the industry, the Company executes certain contracts jointly with third parties through various forms of joint ventures, including partnership and corporate joint ventures. All debt outstanding for joint ventures is nonrecourse debt. In the event that the joint ventures require additional funding, the Company is obligated under contingent capital calls.

The following is a description of certain of the Company’s joint ventures, for which the Company is the primary beneficiary:

•

In April 2003, the Company and other unrelated parties formed a joint venture to bid on, and upon acceptance, enter into, a contract in the United Kingdom, which involves providing water, sewerage, and sewage disposal services. The Company holds a 50% equity interest in the joint venture and has entered into a contract to design and reconstruct the assets of the joint venture. The fee earned on the contract is a significant component of the return on investment in this joint venture. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had total assets of $92.1 million, $52.4 million, and $60.8 million and total liabilities of $35.5 million, $31.5 million, and $38.0 million, respectively. ‘

•

In June 2003, a joint venture was formed in Illinois between the Company and other unrelated parties for a design and build project. The purpose of the joint venture is to enter into a contract to provide services in connection with lead engineering and design services. The Company holds a 36% equity interest in the joint venture and is the joint venture’s project manager. As part of this role, the Company manages the design and reconstruction of the project assets. The fee earned on the contract is a significant component of the return on investment in this joint venture. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had total assets of $1.3 million, $3.1 million, and less than $0.1 million and total liabilities of $0.4 million, $1.5 million, and less than $0.1 million, respectively.

The following is a description of the significant unconsolidated joint ventures with 50% or less owned interests for which the Company is not the primary beneficiary:

•

In January 2000, a joint venture was formed in the United Kingdom with an unrelated third party to combine expertise to prepare the design, procure, and deliver all necessary equipment and materials and to construct and commission any awarded work. The Company owns a 50% equity interest in this joint venture. The purpose of the joint venture is to provide the treatment of clean water and wastewater for the period from April 1, 2000 to March 31, 2005, and the period from April 1, 2005 to March 31, 2010. The Company’s expertise relates primarily to overall project management; process design, including an understanding of chemical and biological treatments; mechanical and electrical design; and civil and structural engineering. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity earnings of $2.8 million, $3.6 million, and $4.8 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $1.2 million as of September 29, 2007.

•

In April 2005, the Company, with Consortium Partners, formed a joint venture, in which the Company owns a 45% equity interest, to undertake a project involving the upgrade and construction of four water treatment plants and connecting mains in the United Kingdom. The joint venture entered into a 25-year DBFO contract to provide water treatment and bulk water supplies to Water and Sewerage Services (Northern Ireland). The plants will supply approximately 50% of Northern Ireland’s drinking water needs. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity losses of $0.2 million, $1.1 million, and $0, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $14.5 million as of September 28, 2007, and outstanding guarantees as discussed in Note 9.

•

In May 2001, the Company, through an acquisition, became a partner in a joint venture. The purpose of the joint venture is to design, build, finance, and operate a wastewater treatment plant for 12 years to supply treated water to a Mexican state-run oil company. To meet its obligations under the service contract, the joint venture entered into agreements with the Company to provide engineering, equipment procurement, and construction of the plant and operation and maintenance of the plant. The Company holds a 45% equity interest in the joint venture. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity earnings of $1.4 million, $1.7 million, and $2.1 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $7.3 million as of September 28, 2007.

•

In May 2001, through an acquisition, the Company became a partner in a joint venture. The joint venture signed two service contracts, with a 12-year term with a Mexican state-run oil company, to design, build, finance, and operate two wastewater treatment facilities to supply treated water. The Company holds a 37.5% equity interest in the joint venture. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity earnings of $3.0 million, $3.6 million, and $3.8 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $9.1 million as of September 28, 2007.

•

In July 2005, a joint venture was formed to provide program management support and technical engineering assistance for the Federal Emergency Management Agency (FEMA). The Company owns a 40% equity interest in this joint venture. The joint venture has a contractual life of 5 years and will terminate upon completion of the project with FEMA. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity earnings of $2.7 million, $6.5 million, and $3.0 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with the joint venture is limited to the equity investment, which is $0.5 million as of September 28, 2007.

•

In April 2003, the Company, with two real estate development companies, formed a joint venture in which the Company owns a 45% equity interest. The objective of the joint venture was to design, build, and finance a series of sewage lines, piping, connectors, and collectors, as well as, to design, build, finance, and operate a wastewater treatment plant in Xalapa, Mexico. Once the Plant was constructed, the joint venture would be obligated to provide 100% of its output (i.e., treated wastewater) to the municipality in exchange for a monthly fee. After 18 years of operation, title to the Plant would be transferred to the municipality. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity losses of $0.4 million, $0.1 million, and $0.1 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $4.6 million as of September 28, 2007.

•

In May 2001, the Company, through an acquisition, became a partner in a joint venture in Tula Hidalgo, Mexico. The purpose of the joint venture is to design, build, finance, and operate a wastewater treatment plant for 12 years to supply treated water to a state-run oil company in Mexico. To meet its obligations under the service contract, the joint venture entered into agreements with the Company to provide engineering, equipment procurement, construction of the plant, and operation and maintenance of the plant. The Company holds a 45% equity interest in the joint venture. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity earnings of $0.5 million, $0.5 million, and $0.7 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $1.9 million as of September 28, 2007.

Summary financial information of the unconsolidated joint ventures with 50% or less owned interests is as follows (dollars in millions):

	2007	2006	2005

Financial position:
Current assets	$252.3	$89.4	$60.4
Current liabilities	228.1	71.8	46.4

Working capital	$24.2	$17.6	$14.0

Noncurrent assets	$233.1	$118.0	$88.8

Noncurrent liabilities	$200.5	$85.4	$51.6

Results of operations:
Revenues	$179.5	$246.6	$236.9

Net income	$24.5	$34.0	$36.2

The following is a description of the unconsolidated joint ventures with greater than 50% owned interests for which the Company is not the primary beneficiary:

•

In March 1997, a joint venture was originally established in the municipality of Guangzhou, People’s Republic of China, between a U.S.-based company (“Prior Investor”) and a Chinese governmental entity. The purpose of the joint venture is to design, build, finance, and operate a wastewater treatment facility for the population of Guangzhou, People’s Republic of China. In December 2001, the Company acquired 65% of the Prior Investor’s 67% equity interest in the joint venture, with the intention of commencing the design, construction, and operation of the facility. In June 2002, the Company acquired the Prior Investor’s remaining 2% equity stake in the joint venture to increase its equity investment to 67%. The joint venture has a contractual life of 20 years, during which time services for 100% of the facility’s output, treated wastewater, are purchased by the unrelated joint venture partner via an exclusive service agreement. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity earnings of $2.8 million, $3.0 million, and $3.6 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $34.8 million as of September 28, 2007.

•                  In April 2002, a joint venture was formed to renovate, operate, and maintain an existing water plant for 20 years so as to improve the quality and quantity of treated water supplied by the plant, for which the Company owns a 52% equity interest. The joint venture has a contractual life of 20 years, during which time services for 100% of the plant’s output, treated wastewater, are purchased by the Municipality of Tianjin in the People’s Republic of China via an exclusive service agreement. As of September 28, 2007, September 29, 2006, and September 30, 2005, the joint venture had equity earnings of $1.9 million, $1.9 million, and $1.8 million, respectively. The aggregate maximum exposure to loss as a result of the Company’s involvement with this joint venture is limited to the equity investment, which is $22.9 million as of September 28, 2007.

Summary financial information of the unconsolidated joint ventures with greater than 50% owned interests is as follows (dollars in millions):

	2007	2006	2005

Financial position:
Current assets	$43.8	$31.3	$22.5
Current liabilities	18.7	7.8	6.7

Working capital	$25.1	$23.5	$15.8

Noncurrent assets	$162.3	$148.8	$140.1

Noncurrent liabilities	$61.7	$66.1	$58.8

Results of operations:
Revenues	$84.6	$42.5	$37.3

Net income	$18.3	$14.7	$15.9

4.              RESTRUCTURING CHARGES

In 2004, the Company announced restructuring plans, which included the termination of approximately 315 employees and the closure of 11 facilities, primarily in the United States and Canada. In 2007, the remaining facility reserve for Canada was reversed, as the space was reoccupied by the Company. In 2007, the Company announced restructuring plans, which included the termination of approximately 59 employees and the closure of 2 facilities, primarily in Mexico, Germany, and the United States. Activity for the Company’s restructuring reserves is as follows (dollars in millions):

	Employees	Facilities
	Severance	Exit
	and Benefits	Costs	Other	Total

Balance — September 18, 2004	$3.1	$3.7	$0.1	$6.9

Charges (credits)	(0.4)	0.1	0.0	(0.3)
Utilization	(2.7)	(1.7)	(0.1)	(4.5)

Balance — September 30, 2005	—	2.1	—	2.1

Utilization		(0.6)		(0.6)

Balance — September 29, 2006	—	1.5	—	1.5

Charges (credits)	2.3	0.3	1.1	3.7
Utilization	(0.9)	(0.5)	(1.0)	(2.4)

Balance — September 28, 2007	$1.4	$1.3	$0.1	$2.8

As of September 28, 2007, $2.8 million of restructuring reserves remained in the combined balance sheets, of which $2.2 million was included in accrued expenses and $0.6 million was included in other liabilities. These liabilities will be paid through 2009 and consist primarily of facilities exit costs.

The Company recorded restructuring charges (reversals) of $3.7 million, $0, and $(0.3) million during 2007, 2006, and 2005, respectively. Restructuring charges are recorded in other expenses (income) in the accompanying combined statements of operations.

5.              INCOME TAXES

The Company is included within a consolidated U.S. federal income tax return, foreign income tax returns, and unitary state income tax returns with certain of the Parent’s other subsidiaries. The Company recorded the federal, foreign, and state tax provisions using the separate return method, as if the Company were a separate taxpayer.

Significant components of income tax provision (benefit) for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, are as follows (dollars in millions):

	2007	2006	2005

Current:
Federal	$(1.7)	$(3.3)	$(19.0)
State	0.2	(0.8)	0.6
Non-U.S.	4.3	3.0	7.6

Current income tax benefit	2.8	(1.1)	(10.8)

Deferred:
Federal	(1.8)	1.2	1.9
State	9.4	(9.9)	2.0
Non-U.S.	1.1	(1.6)	(4.1)

Deferred income tax benefit	8.7	(10.3)	(0.2)

Total income tax provision (benefit)	$11.5	$(11.4)	$(11.0)

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s benefit from income taxes on continuing operations for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, is as follows (dollars in millions):

	2007	2006	2005

U.S. federal income tax provision (benefit) at the statutory rate	$6.4	$0.6	$(7.2)

Adjustments to reconcile to the income tax provision (benefit):
State tax benefit		(3.5)	(1.2)
Change in valuation allowance	6.4	(0.5)	0.2
Earnings of foreign joint venture companies	(4.5)	(7.8)	(8.9)
Nondeductible charges	2.7	1.7	0.8
Non-U.S. earnings	(1.1)	0.2	0.1
Adjustments to accrued tax for prior years	1.5	(0.8)	4.9
Other	0.1	(1.3)	0.3

Provision (benefit) from income taxes	$11.5	$(11.4)	$(11.0)

Deferred income taxes, of which the net deferred tax asset is included in both other current assets and other assets in the accompanying combined balance sheets, result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset as of September 28, 2007, September 29, 2006, and September 30, 2005, are as follows (dollars in millions):

	2007	2006	2005

Deferred tax assets:
Accrued expenses and reserves	$28.9	$26.2	$21.9
Tax loss and credit carryforwards	24.1	24.0	11.8
Inventories	(0.8)	2.7	1.4
Postretirement benefits	5.0	6.0	6.4
Capitalized costs
Deferred revenue on uncompleted contracts	(2.7)	0.9	1.7
Property, equipment, and improvements	12.7	13.6	19.3
Other	1.5	0.1	0.1

	68.7	73.5	62.6

Deferred tax liabilities:
Property, equipment, and improvements	(3.7)	(4.1)	(9.6)
Other	(3.2)	(3.2)	0.6

	(6.9)	(7.3)	(9.0)

Net deferred tax assets before valuation allowance	61.8	66.2	53.6

Valuation allowance	(15.8)	(9.7)	(7.0)

Net deferred tax asset	$46.0	$56.5	$46.6

The valuation allowance for deferred tax assets of approximately $15.8 million, $9.7 million, and $7.0 million as of September 28, 2007, September 29, 2006, and September 30, 2005, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax losses in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of FASB Statement No. 109, Accounting for Income Taxes, which requires that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

The tax losses and credits indicated above were utilized in connection with the various consolidated returns to which the Company is a party and are not available to reduce a tax liability in future periods.

The Parent’s income tax returns are periodically examined by various tax authorities (see Notes 2 and 9).

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on an estimate of whether, and the extent to which it is probable that, additional taxes will be due and such amounts are reasonably estimable. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in other liabilities in the combined balance sheets as payment is not expected within one year.

The Parent has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to 2004, which will primarily reflect the roll forward through 2006 of prior amendments for the periods 1997 to 2004. When the Parent’s 2005 and 2006 tax returns are amended additional adjustments may be identified and, while the final adjustments cannot be determined until the income tax return amendment process is completed, the Company believes that an adjustment to increase deferred tax assets in the range of $16 million to $24 million with an offsetting credit to parent company investment is likely. The Company believes that such adjustment will not have a material impact on its combined financial position, results of operations, and cash flows.

The Parent’s income tax returns are periodically examined by various tax authorities. The timing and ultimate resolution of these examinations can be uncertain. The Parent reviews potential liabilities and records tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on an estimate of whether, and the extent to which, additional taxes will be due. Amounts related to potential tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable have been recorded. Such adjustments did not have a material impact on the Company’s combined financial position, results of operations, and cash flows.

6.              LEASES

The Company leases office and field equipment, vehicles, and buildings under various operating leases. These leases vary in length up to 17 years with limited renewal options. For the years ended September 28, 2007, September 29, 2006, and September 30, 2005, the Company recognized rental expense of approximately $36.8 million, $39.1 million, and $40.4 million, respectively. These costs were partially offset by sublease income of approximately $0.7 million for September 28, 2007, September 29, 2006, and September 30, 2005, respectively. Future minimum lease payments under noncancelable operating leases as of September 28, 2007, are as follows (dollars in millions):

Year	Total

2008	$30.6
2009	25.4
2010	19.6
2011	15.0
2012	12.2
Thereafter	19.3
Less sublease income	(1.1)

Total future minimum lease payments	$121.0

7.              INVESTMENTS IN SALES-TYPE LEASES

The Company enters into a number of arrangements where the Company is engaged as the primary contractor for the construction of water or wastewater treatment plants or water filtration systems. A number of these assets are financed by the Company for the customer. The lease inception is typically viewed as occurring when the asset construction is complete and control is turned over to the customer. Included in investments in sales-type leases are capitalized interest costs incurred during the construction of the leased assets. Capitalized interest is amortized ratably over the life of the leases, which range from 2 to 20 years in length. Total capitalized interest included in investments in sales-type leases was $0.9 million, $1.5 million, and $1.5 million for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, respectively. The current portion of investments in sales-type leases is included in other current assets in the accompanying combined balance sheets.

The components of investments in sales-type leases as of September 28, 2007, September 29, 2006, and September 30, 2005, are as follows (dollars in millions):

	2007	2006	2005

Minimum sales-type lease payments	$83.9	$97.7	$59.9
Less interest on sales-type leases	(41.1)	(49.4)	(23.8)

Investments in sales-type leases	42.8	48.3	36.1

Add capitalized interest	0.9	1.5	1.5

Less current portion of investments in sales-type leases	(2.7)	(3.0)	(3.0)

Long-term portion of investments in sales-type leases	$41.0	$46.8	$34.6

Investments in sales-type leases are interest bearing at rates implicit in the contracts, which approximate fair value. These leases require monthly installment payments over periods ranging generally from 2 to 20 years. Investments in sales-type lease income received for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, was $6.9 million, $5.5 million, and $3.0 million, respectively. Future minimum lease payments (principal and interest) to be received for sales-type leases are as follows (dollars in millions):

Year	Total

2008	$9.3
2009	9.2
2010	9.1
2011	8.9
2012	8.2
Thereafter	39.2

Total future minimum sales-type leases income receivable	$83.9

8.              PRODUCTIVE ASSETS

Productive assets as of September 28, 2007, September 29, 2006, and September 30, 2005, are as follows (dollars in millions):

	2007	2006	2005

Productive assets — held for lease	$71.3	$38.4	$44.0
Less accumulated depreciation	(6.9)	(3.3)	(2.6)

Productive assets — held for lease — net	64.4	35.1	41.4

Productive assets — deferred costs on uncompleted contracts	82.4	60.5	27.6

Productive assets — net	$146.8	$95.6	$69.0

Productive assets are depreciated over their useful lives, which range from 10 to 25 years.

The Company leases certain of its productive assets to customers under operating leases. These leases range from 10 to 25 years in length. These agreements do not include renewal options. For the years ended September 28, 2007, September 29, 2006, and September 30, 2005, the Company recognized operating lease income of approximately $74.5 million, $70.0 million, and $64.1 million, respectively. Future amounts receivable under noncancelable operating leases are as follows (dollars in millions):

Year	Total

2008	$74.2
2009	80.9
2010	85.5
2011	87.7
2012	89.7
Thereafter	1,848.0

Total future operating leases income receivable	$2,266.0

9.              COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into various agreements providing financial or performance assurances to customers on behalf of certain unconsolidated entities, joint ventures, limited partnerships, and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities.

The Company, as part of a consortium with a third-party partner, entered into a DBFO contract to provide water treatment and bulk water supplies to Water and Sewerage Services (Northern Ireland). Tyco and the consortium partner provided performance guarantees that are “joint and several” relating both to construction and to operations to cover construction completion (capped at 60% of construction value); payment of liquidated damages suffered by the consortium in the event of late completion (cap based on 12 months lost revenue reduced by mitigable costs); and performance deficiencies and termination costs during the operating phase (capped at approximately GBP 22.5 million plus UK inflation). The contract covers a period of 25 years from date of signing, with a planned period of approximately 3 years of construction and the remaining 22 years of operations. During the design phase, the maximum potential amount of future payment is capped at GBP 78 million. As of September 28, 2007, the Company has recorded a $0.5 million liability as long-term in other liabilities in the combined balance sheets and corresponding other assets relating to the fair value of this guarantee. In the event of performance under the guarantee, the Company may have recourse to third parties, such as co-ventures, subcontractors, or vendors for claims.

Legal Proceedings — During 2007, the Company, in the ordinary course of business, resolved various claims, disputes, and lawsuits related to its global operations. The resolution of these disputes involved legal expenses and other fees. Among the matters resolved was the settlement of a dispute for $2.3 million with the sellers of two consulting businesses that were previously acquired by the Company. Legal expenses in 2007 totaled $4.1 million and are included in selling, general, and administrative expenses in the accompanying combined statements of operations.

During 2006, the Company, in the ordinary course of business, resolved various claims, disputes, and lawsuits related to its global operations. The resolution of these disputes involved legal expenses and other fees. Among the matters resolved was a resolution of a dispute with a municipality regarding the performance of a wastewater treatment plant that the Company designed and built and a settlement with a competitor regarding allegations of unfair competition. Legal expenses in 2006 totaled $7.7 million and are included in selling, general, and administrative expenses in the accompanying combined statements of operations.

During 2005, the Company, in the ordinary course of business, resolved various claims, disputes, and lawsuits related to its global operations. The resolution of these disputes involved legal expenses and other fees. Among the matters resolved included a resolution of alleged design errors by a water district and the district’s construction contractor. The Company also incurred legal fees associated with the previously mentioned unfair competition allegations lodged by a competitor. Legal expenses in 2005 totaled $11.8 million and are included in selling, general, and administrative expenses in the accompanying combined statements of operations.

The Company is also subject to various legal proceedings and other claims that have arisen in the ordinary course of business, which have not been finally resolved. The Company carries liability insurance, subject to certain deductibles and policy limits, against such claims. However, in some actions, parties are seeking damages that exceed the Company’s insurance coverage or for which the Company is not insured. Management does not expect the resolution of these matters, either individually or in the aggregate, to have a material adverse effect on the Company’s combined financial position, results of operations, and cash flows.

10.       ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The components of accounts receivable as of September 28, 2007, September 29, 2006, and September 30, 2005, are as follows (dollars in millions):

	2007	2006	2005

Accounts receivable — trade	$188.0	$177.4	$180.2
Unbilled costs	152.8	145.7	150.1
Other accounts receivable	2.7	1.3	1.6

Total accounts receivable	343.5	324.4	331.9

Allowance for doubtful accounts	(12.8)	(9.2)	(13.4)

Allowance for unbilled costs	(8.2)	(11.2)	(8.5)

Accounts receivable — net	$322.5	$304.0	$310.0

11.       RETIREMENT PLANS

Measurement Date — In 2005, the Company changed the measurement date for its pension and postretirement benefit plans from September 30 to August 31. The Company believes that the one-month change of measurement date is a preferable change, as it allows management adequate time to evaluate and report the actuarial information in the Company’s combined financial statements under the accelerated reporting deadlines. Accordingly, all amounts presented as of and for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, reflect an August 31 measurement date, while prior years reflect a September 30 measurement date. The Company has accounted for the change in measurement date as a change in accounting principle. The effects of this change in measurement date did not have a material effect on net periodic benefit costs.

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. FASB Statement No. 158 requires the recognition of the funded status of defined benefit pension and other postretirement benefit plans on the Company’s combined balance sheets. FASB Statement No. 158 requires recognition of the actuarial gains or losses and prior service costs that have not yet been included in net periodic benefit cost as a component of accumulated other comprehensive loss, net of tax. The Company adopted the recognition and disclosure provisions of FASB Statement No. 158 on September 28, 2007. The Company uses a measurement date of August 31.

The table below presents the incremental effect of applying FASB Statement No. 158 on individual line items in the combined balance sheet at September 28, 2007 (dollars in millions):

	Before		After
	Application		Application
	of FASB		of FASB
	Statement		Statement
	No. 158	Adjustments	No. 158

Other current assets	$56.5	$(5.4)	$51.1
Other assets	66.6	0.5	67.1
Other current liabilities	64.7	0.3	65.0
Other liabilities	44.4	5.8	50.2
Total parent company equity (deficit)	584.6	(7.5)	577.1

Defined Benefit Pension Plans — The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations that use the projected unit credit method of calculation and is charged to the combined statements of operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans for 2007, 2006, and 2005 is as follows (dollars in millions):

	U.S. Plans			Non-U.S. Plans
	2007	2006	2005	2007	2006	2005

Service cost	$0.1	$0.1	$0.1	$2.3	$2.0	$2.1
Interest cost	0.6	0.6	0.6	4.7	4.0	3.8
Expected return on plan assets	(0.8)	(0.8)	(0.8)	(5.4)	(4.3)	(3.5)
Amortization of initial net asset obligation
Amortization of prior service cost (credit)
Amortization of net actuarial loss	0.3	0.3	0.3	0.9	1.1	1.7
Plan settlements, curtailments, and special termination benefits				0.2	0.1

Net periodic benefit cost	$0.2	$0.2	$0.2	$2.7	$2.9	$4.1

Weighted-average assumptions used to determine net pension cost during the period:
Discount rate	6.0%	5.3%	6.0%	5.2%	5.2%	5.7%
Expected return on plan assets	8.0%	8.0%	8.0%	7.7%	7.7%	7.7%
Rate of compensation increase	—	—	—	4.0%	3.8%	4.1%

The estimated net loss and prior service cost for U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are expected to be $0.2 million and less than $0.1 million, respectively.

The estimated net loss and prior service credit for non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are expected to be $0.1 million and $0, respectively.

The change in benefit obligations, plan assets, and the amounts recognized in the combined balance sheets for all U.S. and non-U.S. defined benefit plans as of September 28, 2007, September 29, 2006, and September 30, 2005, is as follows (dollars in millions):

	U.S. Plans			Non-U.S. Plans
	2007	2006	2005	2007	2006	2005

Change in benefit obligations:
Benefit obligation — end of prior year	$11.2	$11.9	$11.0	$89.0	$76.4	$67.3
Effect of change in measurement date						(0.2)

Benefit obligation — beginning of year	11.2	11.9	11.0	89.0	76.4	67.1

Service cost	0.1	0.1	0.1	2.3	2.0	2.1
Interest cost	0.6	0.6	0.6	4.7	4.0	3.8
Employee contributions				0.7	0.8	0.9
Plan amendments
Actuarial (gain) loss	(0.3)	(0.4)	1.0	(7.6)	2.2	5.9
Benefits and administrative expenses paid	(0.9)	(1.0)	(0.8)	(2.0)	(1.5)	(1.5)
Plan settlements, curtailments and special termination benefits				(1.1)
Currency translation adjustment				5.8	5.1	(1.9)

Benefit obligation — end of year	$10.7	$11.2	$11.9	$91.8	$89.0	$76.4

Change in plan assets:
Fair value of plan assets at end of prior year	$10.9	$11.0	$10.5	$67.2	$53.9	$42.5
Effect of change in measurement date			(1.2)			(1.3)

Fair value of plan assets — beginning of year	10.9	11.0	9.3	67.2	53.9	41.2

Actual return on plan assets	1.3	0.9	1.3	7.5	7.2	11.5
Employer contributions			1.3	3.8	2.8	3.4
Employee contributions				0.8	0.8	0.9
Transfer
Plan settlements, curtailments, and special termination benefits				(0.9)	(0.1)
Benefits and administrative expenses paid	(0.9)	(1.0)	(0.9)	(2.0)	(1.5)	(1.5)
Currency translation adjustment				4.9	4.1	(1.6)

Fair value of plan assets — end of year	$11.3	$10.9	$11.0	$81.3	$67.2	$53.9

	U.S. Plans			Non-U.S. Plans
	2007	2006	2005	2007	2006	2005

Funded status	$0.6	$(0.3)	$(0.9)	$(10.5)	$(21.7)	$(22.5)
Unrecognized net actuarial loss		4.5	5.3		17.7	18.5
Unrecognized prior service cost (credit)
Unrecognized transition asset
Contributions after the measurement date				0.2	0.3	0.2

Net amount recognized	$0.6	$4.2	$4.4	$(10.3)	$(3.7)	$(3.8)

Amounts recognized in the combined balance sheets:
For the years before the adoption of the funded status provisions of FASB Statement No. 158:
Prepaid benefit credit		$—	$—		$0.2	$0.2
Accrued benefit cost		(0.3)	(0.9)		(10.6)	(11.8)
Intangible asset
Parent company equity (deficit)		4.5	5.3		6.7	7.8

Net amount recognized		$4.2	$4.4		$(3.7)	$(3.8)

For the years after the adoption of the funded status provisions of FASB Statement No. 158:
Noncurrent assets	$0.6			$—
Current liabilities				(0.3)
Noncurrent liabilities				(10.0)

Net amount recognized	$0.6			$(10.3)

Amounts recognized in Parent company equity (deficit) (before taxes) consist of — net actuarial loss	$(3.5)			$(7.5)

Weighted-average assumptions used to determine pension benefit obligations at year-end:
Discount rate	6.3%	6.0%	5.3%	5.9%	5.2%	5.2%
Rate of compensation increase	—	—	—	4.3%	4.0%	3.8%

The accumulated benefit obligation for all U.S. plans as of September 28, 2007, September 29, 2006, and September 30, 2005, was $10.7 million, $11.2 million, and $11.9 million, respectively. The accumulated benefit obligation for all non-U.S. plans as of September 28, 2007, September 29, 2006, and September 30, 2005, was $78.8 million, $77.1 million, and $65.6 million, respectively.

The accumulated benefit obligation and fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $11.2 million and $10.9 million, respectively, as of September 29, 2006, and $11.9 million and $11.0 million, respectively, as of September 30, 2005.

The accumulated benefit obligation and fair value of plan assets for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $4.2 million and $0, respectively, as of September 28, 2007, $74.9 million and $64.1 million, respectively, as of September 29, 2006, and $63.4 million and $51.5 million, respectively, as of September 30, 2005.

The aggregate benefit obligation and fair value of plan assets for U.S. pension plans with benefit obligations in excess of plan assets was $0 and $0, respectively, as of September 28, 2007, $11.2 million and $10.9 million, respectively, as of September 29, 2006, and $11.9 million and $11.0 million, respectively, as of September 30, 2005.

The aggregate benefit obligation and fair value of plan assets for non-U.S. pension plans with benefit obligations in excess of plan assets was $91.8 million and $81.3 million, respectively, as of September 28, 2007, $88.9 million and $67.2 million, respectively, as of September 29, 2006, and $76.4 and $53.9, respectively, as of September 20, 2005.

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by its external advisors.

The Company’s investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to achieve a superior return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. For U.S. pension plans, this policy targets a 60% allocation to equity securities and a 40% allocation to debt securities. Various asset allocation strategies are in place for non-U.S. pension plans, with a weighted-average target allocation of 89% to equity securities, 8% to debt securities, and 3% to other asset classes, including real estate and cash equivalents.

Pension plans have the following weighted-average asset allocations as of September 28, 2007, September 29, 2006, and September 30, 2005:

	U.S. Plans			Non-U.S. Plans
	2007	2006	2005	2007	2006	2005

Asset category:
Equity securities	60%	52%	59%	85%	87%	90%
Debt securities	40	41	38	9	9	10
Real estate		3
Cash and cash equivalents		4	3	6	4

Total	100%	100%	100%	100%	100%	100%

Although the Company does not buy or sell any Tyco stock as a direct investment for its pension funds, due to external investment management of the funds, the plans may indirectly hold Tyco stock. The aggregate amount of the shares would not be considered material relative to the total fund assets.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates, as well as to make discretionary voluntary contributions from time to time. The Company anticipates that at a minimum it will make the minimum required contributions to its pension plans in fiscal year 2008 of $3.8 million for non-U.S. plans. The Company does not anticipate that a minimum contribution will be required for its U.S. plans.

Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows (dollars in millions):

	U.S.	Non-U.S.
Year	Plans	Plans

2008	$1.0	$2.2
2009	0.9	4.1
2010	1.2	2.7
2011	1.0	2.9
2012	0.9	4.0
2013–2017	4.6	27.0

The Company also participates in a number of multiemployer defined benefit plans on behalf of certain employees. The Company had no pension expense related to these multiemployer plans for the years ended September 28, 2007, September 29, 2006, and September 30, 2005.

Defined Contribution Retirement Plans — The Company maintains several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit-sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants’ compensation and was $8.2 million, $8.2 million, and $8.1 million, respectively, for each of the years ended September 28, 2007, September 29, 2006, and September 30, 2005. The Company also maintains an unfunded Supplemental Executive Retirement Plan (SERP). This plan is nonqualified and restores the employer match that certain employees lose due to Internal Revenue Service limits on eligible compensation under the defined contribution plans. Expense related to the SERP for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, was not material.

Deferred Compensation Plans — The Company has nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A recordkeeping account is set up for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in the Company’s 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation expense was $0.9 million, $0.2 million, and $0.4 million for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, respectively, and included in the accompanying combined statements of operations. Total deferred compensation liabilities were $8.0 million, $5.2 million, and $4.8 million as of September 28, 2007, September 29, 2006, and September 30, 2005, respectively, included in other liabilities in the accompanying combined balance sheets.

Postretirement Benefit Plans — Net periodic postretirement benefit costs for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, were less than $0.1 million, consisting of minimal interest cost and amortization of net actuarial losses, respectively.

	2007	2006	2005

Weighted-average assumptions used to determine net postretirement benefit cost during the period — discount rate	5.8%	4.8%	5.5%

The components of the accrued postretirement benefit obligations, substantially all of which are unfunded, as of September 28, 2007, September 29, 2006, and September 30, 2005, were $0.5 million in all years, primarily due to benefit obligations at the beginning of each year and minimal interest costs, actuarial gains, and benefits paid.

	2007	2006	2005

Weighted-average assumptions used to determine postretirement benefit obligations at year-end — discount rate	6.2%	5.8%	4.8%

The Company expects to make contributions to its postretirement benefit plans of less than $0.1 million in 2008.

Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be less than $0.1 million in each year from 2008 to 2012 and $0.3 million for the period 2013 to 2017.

For measurement purposes, a 9.7%, 10.1%, and 11.6% composite annual rate of increase in the per capita cost of covered health care benefits was assumed as of September 28, 2007, September 29, 2006, and September 30, 2005, respectively. The composite annual rate of increase in health care benefit costs was assumed to decrease gradually to 5.0% by the year 2014 and remain at that level thereafter. A one-percentage-point change in assumed health care cost trend rates would have a minimal effect on total of service and interest cost and postretirement benefit obligation.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act introduces a prescription drug benefit under Medicare (“Medicare Part D”), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Certain of the Company’s retiree medical programs already provided prescription drug coverage for retirees over age 65 that were at least as generous as the benefits provided under Medicare. This Act reduces the Company’s obligation in these instances. The Company included the effects of the Act in the combined financial statements by reducing net periodic benefit cost by less than $0.1 million for 2005 and reflecting an actuarial gain, which reduced its accumulated postretirement benefit obligation by approximately $0.1 million as of September 30, 2005.

12.            RELATED-PARTY TRANSACTIONS

Due From (To) Tyco and Affiliates — Balances due from (to) Tyco and affiliates in the accompanying combined balance sheets are primarily comprised of trade receivables or payables, working capital loans, and intercompany loans associated with the acquisition of both foreign and domestic entities as follows (dollars in millions):

	2007	2006	2005

Trade receivables or payables	$(0.3)	$2.8	$57.6
Working capital and intercompany loans	311.1	304.5	(362.3)

Total due from (to) Tyco and affiliates	$310.8	$307.3	$(304.7)

Sales and Purchases — The Company sells consulting and design-related services to other subsidiaries of Tyco at prices that approximate fair value. Sales to related parties were $5.2 million, $17.3 million, and $12.7 million for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, respectively.

Purchases of materials and services from Tyco-related entities totaled $2.9 million, $4.2 million, and $7.5 million for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, respectively. These purchases primarily consisted of pipes, valves, and actuators, as well as security and fire suppression systems.

Allocation of Expenses — Tyco allocates certain expenses to the Company related to management and administrative services performed on the Company’s behalf. Allocations for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, totaled $20.6 million, $16.3 million, and $20.1 million, respectively. These expenses are primarily related to corporate shared services, including treasury, income tax, legal, internal audit, human resources, and risk management functions, and are generally allocated based on the Company’s net revenue. Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs that would have been, or will be, incurred by the Company if it were operating on a stand-alone basis.

Interest (Income) Expense — In the ordinary course of business, the Parent sweeps cash from the Company’s bank accounts, and the Company maintains certain balances due to or from the Parent. Certain of the advances between the Company and the Parent are interest bearing. The Company had net interest (income) expense on intercompany loans from Tyco of $(14.3) million, $23.0 million, and $19.3 million for the years ended September 28, 2007, September 29, 2006, and September 30, 2005, respectively.

Related-Party Transactions — The Company engages in commercial transactions in the normal course of business with companies where Tyco’s Directors serve in either a director or advisor capacity including Bechtel Corporation, The Southern Company and Marsh & McLennan Companies.  Sales transactions included design, operating and maintenance service contracts and environmental remediation services.  Purchases predominantly relate to insurance broker services.

During 2007, sales to companies with these relationships were $1.5 million and purchases were not material.  There were no material balances outstanding as either accounts receivable or accounts payable at September 28, 2007.

During 2006, sales to companies with these relationships were $5.1 million and purchases from these companies were $0.6 million.  Accounts receivable outstanding from such parties was $0.7 million and accounts payable to these parties was not material at September 29, 2006.

During 2005, sales to companies with these relationships were $0.2 million and purchases from these companies were $0.6 million.  Accounts receivable outstanding from such parties was $0.3 million and accounts payable to these parties was not material at September 30, 2005.

13.            SHARE PLANS

As an operating unit of Tyco, the Company has no employee share option plans. As of September 28, 2007, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan (the “2004 Plan”) or other Tyco equity incentive plans. The 2004 Plan is administered by the Compensation and Human Resources Committee of the Board of Directors of Tyco, which consists exclusively of independent directors of Tyco and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, promissory stock, and other stock-based awards (collectively, “Awards”).

Effective June 29, 2007, Tyco completed the spin-offs of Covidien and Tyco Electronics, formerly its Healthcare and Electronics businesses, in the form of a distribution to shareholders (the “Separation”). Each Tyco shareholder received 0.25 of a common share of each of Covidien and Tyco Electronics for each Tyco common share. Additionally, on the distribution date, Tyco, as approved by its Board of Directors, effected a reverse stock split of Tyco’s common shares, at a split ratio of one for four. All share and option data presented has been adjusted to reflect the Separation and reverse stock split.

Effective October 1, 2005, Tyco adopted the provisions of FASB Statement No. 123R using the modified prospective transition method. Total share-based compensation cost was $ 4.8 million, $3.7 million, and $1.6 million for fiscal 2007, 2006, and 2005, respectively, which has been included in the combined statements of operations within selling, general, and administrative expenses. The Company has recognized a related tax benefit associated with its share-based compensation arrangements of $1.6 million, $1.3 million, and $0.6 million during 2007, 2006, and 2005, respectively.

Prior to October 1, 2005, Tyco and the Company accounted for share-based compensation plans in accordance with the provisions of APB Opinion No. 25, as permitted by FASB Statement No. 123, and, accordingly, did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price of the stock at the date of grant. If Tyco and the Company applied the fair-value-based method prescribed by FASB Statement No. 123 for share options granted by Tyco International to Company employees, the effect on net income would have been as follows (dollars in million):

2005

Net loss — as reported	$(10.6)

Add employee compensation expense for share options included in reported net income — net of tax	0.2
Less: Total employee compensation expense for share options determined under fair value method — net of tax	(1.4)

Net loss — pro forma	$(11.8)

The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the Awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of Tyco’s stock and implied volatility derived from exchange traded options. Post- Separation, expected volatility was calculated based on an analysis of historic and implied volatility measures for a set of peer companies. The average expected life was based on the contractual term of the option and expected employee exercise and postvesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

The weighted-average assumptions Tyco used in the Black-Scholes option pricing model are as follows:

	2007	2006	2005

Expected stock price volatility	30%	34%	35%
Risk-free interest rate	4.5%	4.3%	3.9%
Expected annual dividend per share	$0.58	$0.64	$0.64
Average expected life of options (years)	4.70	4.20	4.10

The weighted-average grant-date fair values of Tyco options granted to Company employees during 2007, 2006, and 2005 were $15.22, $14.52, and $17.22, respectively. The total intrinsic value of Tyco options exercised by Company employees during 2007, 2006, and 2005 was $2.8 million, $1.1 million, and $1.5 million, respectively. The related excess cash tax benefit classified as a financing cash inflow for 2006 in the combined statement of cash flow was not material.

Share Options — Options are granted to purchase Tyco common shares at prices that are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2004 Plan. Options are generally exercisable in equal annual installments over a period of three or four years and will generally expire 10 years after the date of grant.

Share option activity for Company employees under all Tyco plans as of September 28, 2007, and changes during the year then ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (in Years)	Value
				(Dollars in Millions)
Outstanding — September 29, 2006	685,714	$49.14
Granted	201,188	50.86
Exercised	160,320	32.75
Expired	33,405	61.29
Forfeited	4,057	48.68

Outstanding — September 28, 2007	689,120	$52.82	6.6	$1.0

Vested and unvested expected to vest — September 28, 2007	654,451	$52.93	6.5	$1.0
Exercisable — September 28, 2007	412,853	$54.13	5.0	$1.0

As of September 28, 2007, there was $2.6 million of total unrecognized compensation cost related to nonvested Tyco share options granted to Company employees under Tyco share option plans. The cost is expected to be recognized over a period of 2.58 years.

Restricted Share Awards — Restricted share awards are granted by Tyco subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. All restrictions on the award will lapse upon normal retirement, death, or disability of the employee.

For grants that vest based on certain specified performance criteria of Tyco, the fair market value of the shares or units is expensed over the period of performance, once achievement of criteria is deemed probable. For grants that vest through passage of time, the fair market value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards has been determined based on the market value of Tyco’s shares on the grant date. Restricted share awards generally vest after a period of three or four years, as determined by Tyco’s Compensation Committee or upon attainment of various levels of performance that equal or exceed targeted levels of Tyco, if applicable. The compensation expense recognized for restricted share awards is net of estimated forfeitures.

Recipients of restricted shares have the right to vote such shares and receive dividends, whereas recipients of restricted units have no voting rights and receive dividend equivalents.

A summary of the status of Tyco restricted share and performance share awards granted to Company employees as of September 28, 2007, and changes during the year then ended is presented below:

		Weighted-
Nonvested Restricted Share and		Average Grant-
Performance Share Awards	Shares	Date Fair Value
		(Dollars in Millions)
Nonvested — September 29, 2006	36,827	$46.43

Granted	132,845	51.07
Vested	8,111	41.19
Forfeited	1,065	46.84

Nonvested — September 28, 2007	160,496	50.48

The weighted-average grant-date fair value of Tyco restricted share and performance share awards granted to Company employees during 2007, 2006, and 2005 was $51.07, $45.39, and $54.53, respectively. The total fair value of restricted share and performance share awards vested for Company employees during 2007, 2006, and 2005 was $0.3 million, $0.1 million, and $0.0 million, respectively.

As of September 28, 2007, there was $4.9 million of total unrecognized compensation cost related to nonvested Tyco restricted share awards and performance shares granted to Company employees. That cost is expected to be recognized over a weighted-average period of 3.25 years.

Employee Stock Purchase Plans — Substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in Tyco’s employee share purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. Tyco matches a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction. All of the shares purchased under the plan are purchased on the open market by a designated broker.

Tyco also maintains an employee stock purchase plan for the benefit of employees of certain qualified non-U.S. subsidiaries. The terms of this plan provide for Tyco to grant Company employees the right to purchase shares of Tyco’s stock at a stated price and receive certain tax benefits. Under the Save-As-You-Earn (SAYE) Plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. All of the shares purchased under the SAYE Plan are purchased on the open market.

14.            DEBT

As of September 28, 2007, September 29, 2006, and September 30, 2005, the Company’s borrowings were comprised of the following (dollars in millions):

	2007	2006	2005

Nonrecourse note due in 2006, with variable monthly payments, including interest at 3.5%, plus TIIE of 9.48% as of September 30, 2005	$—	$—	$11.5
Nonrecourse note due in 2014, with variable monthly payments, including interest at 3.0%, plus TIIE of 7.68% and 7.32% as of September 28, 2007 and September 29, 2006, respectively	15.6	16.2
Nonrecourse note due in 2010, with variable quarterly payments, including interest at 1.45%, plus LIBOR of 4.9%, 5.30%, and 4.44% as of September 28, 2007, September 29, 2006, and September 30, 2005, respectively	3.1	3.8	4.8
Capital lease obligations due in 2010, with interest of 6.36% as of September 28, 2007	0.5

Total long-term debt	19.2	20.0	16.3

Less: current maturities	1.7	1.5	0.9

Total long-term debt — less current maturities	$17.5	$18.5	$15.4

The 3.5% and 3.0% plus Tasa de Interés Interbancaria de Equilibrio (TIIE or the Mexico Interbank Interest Rate) nonrecourse notes, denominated in Mexican pesos, are issued jointly by Banorte and Banobras. The notes are collateralized in full by the assets of the Chihuahua Sur DBFO, an arrangement held by Earth Tech Mexican Holdings, S.A. de C.V. The Company excluded the short-term obligation totaling $11.5 million as of September 30, 2005, from other current liabilities in the accompanying combined balance sheets, as the debt was refinanced during fiscal year 2006 on a long-term basis.

The 1.45% plus London InterBank Offered Rate (LIBOR) nonrecourse note, denominated in U.S. dollars, is collateralized in full by dividends paid to a subsidiary of Earth Tech Mexico Holdings, S.A. de C.V. which are held in trust.

The Company leases computer equipment under a noncancelable lease agreement, which commenced in 2007 and expires in 2010. Minimum lease rentals have been capitalized and the related assets and obligations were recorded utilizing various interest rates. The assets are amortized using the straight-line method, over the lease term, and interest expense is accrued on the basis of the outstanding lease obligations. Assets acquired under capital leases and accumulated amortization was $0.5 million and less than $0.1 million, respectively, as of September 28, 2007.

In June 2007, the Company entered into a variable rate, unsecured, uncommitted short-term revolving facility agreement, which provides for borrowings of up to $3.3 million for short-term working capital needs. Interest is determined at the time of borrowing based on the prevailing base lending rate published by the People’s Bank of China less a markdown of 10%. Maximum length of time outstanding for each utilization is six months. There are no commitment or facility fees associated with this line of credit. The line of credit had outstanding borrowings of $3.3 million, which is included in other current liabilities in the combined balance sheets, and an interest rate of 5.27% as of September 28, 2007. A maturity schedule for the principal repayment of debt as of September 28, 2007, is as follows (dollars in millions):

Year	Total

2008	$1.7
2009	2.3
2010	3.3
2011	2.6
2012	3.0
Thereafter	6.3

Total	$19.2

The above schedule includes minimum lease payments for the capital lease obligation for $0.1, $0.2, and $0.2 due in 2008, 2009, and 2010, respectively.

15.            SUBSEQUENT EVENTS

On February 12, 2008, Tyco entered into a definitive agreement to sell the Company in an all cash transaction to AECOM Technology Corporation. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close during the Company’s fourth fiscal quarter of 2008.

In June 2008, the Company was assessed $1.4 million by the New York Department of Labor in connection with a non-willful violation of local labor law related to a failure to pay prevailing wages. As a result, in June 2008, the Company assigned amounts receivable with a carrying value of $1.4 million as of September 28, 2007, to the New York Department of Labor in satisfaction of the assessment for no consideration.

The Company is also a party to a putative class action suit that is derivative of the abovementioned prevailing wage matter. As of September 29, 2007, no amount has been accrued related to the putative class action suit. Management expects the resolution of this matter will have an adverse effect on the Company’s combined financial position, results of operations, and cash flows in an amount ranging between $0.4 million to $1.0 million.

In June 2008, the Company completed the sale of a water treatment plant and corresponding public works office for $18.1 million. The assets subject to sale had an aggregate carrying value of $15.7 million as of September 28, 2007, and are recorded as productive assets in the combined balance sheets.

******